EXHIBIT 99.1
Company Press Release

STARTEC Global Expands Network Adding Undersea Cable Capacity

BETHESDA, MD   September 3, 1998 - Startec Global Communications
Corporation (Nasdaq: STGC), announced today that it has acquired all of the outstanding stock of Trans Pacific Technology, Inc., a signatory owner of Sea-Me-We-3 (SMW-3) undersea cable consortium. The SMW-3 cable connects 34 countries across Europe, the Middle East, and Asia. The acquisition provides Startec Global with up to eight E-1s and significantly expands its network into these regions.

"The acquisition of this cable capacity is key to our strategy of building facilities on select international routes. We have been successful in attracting customers who call into these regions, and now we will be able to transport our customers' calls into these regions on our own network. As we have stated in the past, we are committed to the expansion of our international network facilities. This is another of a series of steps that will allow us to climb the industry paradigm to becoming a full fledged dual-sided facilities-based international long-distance company," noted Mr. Ram Mukunda, President and Chief Executive Officer of Startec Global.

"Signatory ownership is expected to represent significant cost savings as we grow and purchase additional cable capacity. As deregulation permits, we will utilize this capacity to link our international gateway switches over an ATM/IP backbone," added Mr. Mukunda.

SMW-3 links key cities in Europe, the Middle East and Asia, and the cable is expected to be on-line between year-end 1998 and the early part of 1999.

Startec Global currently owns IRUs on the CANUS 1, CANTAT-3,
COLUMBUS II digital fiber optic undersea cables, and is a signatory owner in the COLUMBUS III cable. Additionally, it owns
DS-3 capacity on the GEMINI cable.

Startec Global Communications Corporation is a facilities-based international long distance carrier, which markets its services to select ethnic U.S. residential communities. The Company provides its services through a flexible network of owned and leased transmission facilities, resale arrangements and a variety of operating agreements and termination agreements, allowing the Company to terminate traffic worldwide.

Except for the historical information contained herein, this release contains forward-looking statements which are based on current expectations and which may differ materially from actual results. These forward-looking statements fall within the scope of Section 27A of the Securities Act of 1933, as amended, and
Section 21 of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.

Forward-looking statements include, but are not limited to, those statements regarding management's plans, marketing strategy, targets and strategy for future expansion, and future fiscal performance. The Company's actual results could differ materially from those anticipated by the forward-looking statements as a result of certain factors such as changes in market conditions, government regulation, technology, the international telecommunications industry, and the global economy; availability of transmission facilities; management of rapid growth; entry into new and developing markets; competition; customer concentration and attrition; and the expansion of the global network. These risk factors are discussed in further detail in the Company's SEC's filings, including the prospectus relating to the Company's initial public offering (SEC File No. 333-32753), and its Annual Report on Form 10-K for the year ended December 31, 1997.

  Contact:  Prabhav V. Maniyar
            Chief Financial Officer
            (301) 365-8959